Exhibit 10.34

BANKERS HEALTHCARE GROUP, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
Dated as of February 2, 2021

THE UNITS ISSUED PURSUANT TO THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

CERTAIN UNITS MAY ALSO BE SUBJECT TO VESTING PROVISIONS, REPURCHASE OPTIONS, REDEMPTION RIGHTS, ADDITIONAL RESTRICTIONS ON TRANSFER, OFFSET RIGHTS AND FORFEITURE PROVISIONS SET FORTH HEREIN AND/OR IN A SEPARATE AGREEMENT WITH THE INITIAL HOLDER OF SUCH UNITS. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER OF SUCH UNITS UPON WRITTEN REQUEST TO THE COMPANY AND WITHOUT CHARGE.

ARTICLE I DEFINITIONS. 1
ARTICLE II ORGANIZATIONAL MATTERS. 9
Section 2.1........... Formation of LLC.. 9
Section 2.2........... Limited Liability Company Agreement 9
Section 2.3........... Name. 9
Section 2.4........... Purpose. 10
Section 2.5........... Registered Office and Registered Agent 10
Section 2.6........... Term.. 10
Section 2.7........... No State‑Law Partnership. 10
ARTICLE III UNITS, CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS. 10
Section 3.1........... Authorized Units. 10
Section 3.2........... Unit Ownership Ledger 11
Section 3.3........... Issuance of Additional Units. 11
Section 3.4........... Capital Accounts. 11
Section 3.5........... No Withdrawal of Capital 12
Section 3.6........... Loans From Unitholders. 12
Section 3.7........... Revaluations of Assets and Capital Account Adjustments. 12
ARTICLE IV DISTRIBUTIONS AND ALLOCATIONS. 13
Section 4.1........... Distributions. 13
Section 4.2........... Allocations. 14
Section 4.3........... Indemnification and Reimbursement for Payments on Behalf of a Unitholder 16
ARTICLE V MANAGEMENT. 16
Section 5.1........... General Powers. 16
Section 5.2........... Composition. 16
Section 5.3........... Board Actions; Meetings. 18
Section 5.4........... Delegation of Authority; Officers. 21
Section 5.5........... Member Authority; Member Actions; Meetings. 22
Section 5.6........... Reimbursement of Expenses. 22
ARTICLE VI LIMITATIONS OF LIABILITY AND INDEMNIFICATION.. 23
Section 6.1........... Liabilities of the Company. 23
Section 6.2........... No Duties. 23
Section 6.3........... Waiver of Liability. 23
Section 6.4........... Indemnification. 24
Section 6.5........... Other Business Interests. 25
Section 6.6........... Effect on Other Agreements. 26
ARTICLE VII ACCOUNTING AND REPORTS. 26
Section 7.1........... Allocations and Accounting. 26
Section 7.2........... Information Rights. 26
ARTICLE VIII TAX MATTERS. 28
Section 8.1........... Preparation of Tax Returns. 28
Section 8.2........... Tax Elections. 28
Section 8.3........... Tax Controversies. 28
ARTICLE IX TRANSFER OF UNITS. 28
Section 9.1........... Restrictions. 28
Section 9.2........... Approved Sale; Drag Along Obligations. 29

Section 9.3........... Tag-Along Rights. 31
Section 9.4........... Effect of Transfer. 32
Section 9.5........... Additional Restrictions on Transfer. 33
Section 9.6........... Transfer Fees and Expenses. 34
Section 9.7........... Void Transfers. 34
Section 9.8........... Regulatory Requirements and Restrictions; Sales to Transferees; Right of First Refusal 34
ARTICLE X ADMISSION OF MEMBERS. 37
Section 10.1 Substituted Members. 37
Section 10.2 Additional Members. 37
ARTICLE XI WITHDRAWAL AND RESIGNATION OF UNITHOLDERS. 38
Section 11.1 Withdrawal and Resignation of Unitholders. 38
ARTICLE XII DISSOLUTION AND LIQUIDATION.. 38
Section 12.1 Events of Dissolution. 38
Section 12.2 Procedure for Winding Up and Dissolution. 38
Section 12.3 Termination and Cancellation of Articles. 38
ARTICLE XIII GENERAL PROVISIONS. 38
Section 13.1 Power of Attorney. 38
Section 13.2 Amendment and Waiver 39
Section 13.3 Public Announcements; Confidentiality. 39
Section 13.4 Title to the Company Assets; No Right of Partition. 40
Section 13.5 Remedies. 40
Section 13.6 Successors and Assigns. 40
Section 13.7 Severability. 40
Section 13.8 Counterparts; Binding Agreement 41
Section 13.9 Descriptive Headings; Interpretation. 41
Section 13.10 Applicable Law; Waiver of Jury Trial 41
Section 13.11 Addresses and Notices. 41
Section 13.12 Third Parties. 42
Section 13.13 Further Action. 42
Section 13.14 Entire Agreement 42
Section 13.15 Delivery by Electronic Means. 42
Section 13.16 Survival 42
Section 13.17 Certain Acknowledgments. 42

SECOND AMENDED AND RESTATED BANKERS HEALTHCARE GROUP, LLC LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Bankers Healthcare Group, LLC (the “Company”) is entered into as of February 2, 2021 by and among the Company and the Members. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

WHEREAS, the Company is organized as a limited liability company in accordance with the Florida Act;

WHEREAS, the Company and its Members entered into the Limited Liability Agreement of the Company, dated February 4, 2015 (the “Original Agreement”);

WHEREAS, on March 1, 2016, Pinnacle Bank and its parent corporation, Pinnacle Financial Partners, Inc., a Tennessee corporation (“PNFP”), acquired from Seller Holdco 85,500 Units and 57,000 Units, respectively, of membership interests of the Company in accordance with the Purchase Agreement and, in connection therewith, the Members entered into the A&R Limited Liability Company Agreement of the Company, dated March 1, 2016 (the “A&R Agreement”); and

WHEREAS, the Company and the Members desire to enter into this Agreement in accordance with the Florida Act.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“A&R Agreement” has the meaning set forth in the Recitals.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 10.2.
“Admission Date” has the meaning set forth in Section 9.4(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as it may be amended, modified and/or waived from time to time in accordance with the terms hereof.

“Approval Rights” has the meaning set forth in Section 9.4(c).

“Approved Sale” has the meaning set forth in Section 9.2(a).

“Articles” means the Company’s Articles of Organization as filed with the Secretary of State of Florida, as the same may be amended from time to time.

“Asset Value” of any tangible or intangible property of the Company (including, without limitation, goodwill) shall mean its adjusted basis for federal income Tax purposes unless:

(a) the property was accepted by the Company as a Capital Contribution at a value different than its adjusted basis, in which event the initial Asset Value for such property shall mean the fair market value of the property agreed to by the Company and the contributing Member; or

(b) the property of the Company is revalued in accordance with Section 3.7, in which event the Asset Value of the property of the Company on the date of the revaluation shall mean its fair market value as of such date as determined under Section 3.7.

(c) the property is distributed to any Member, in which event the Asset Value of the property shall mean the fair market value (taking Code Section 7701(g) into account) of such property on the date of Distribution as determined by the Board

If the Asset Value of any property has been determined or adjusted pursuant to subparagraph (a) or (b), such Asset Value for such property shall thereafter be adjusted by the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss.

“Assignee” means a Person to whom Units have been Transferred in accordance with the terms of this Agreement and the other agreements contemplated hereby, as applicable, but who has not become a Member pursuant to Article X.

“Assumed Tax Rate” means forty-five percent (45%).

“BHG” has the meaning set forth in Section 4.1(d).

“Board” means the Board of Managers of the Company, which shall have the power and authority described in this Agreement.

“Capital Account” means the capital account maintained for a Unitholder pursuant to Section 3.4 and the other applicable provisions of this Agreement.

“Capital Contributions” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property which a Unitholder contributes or is deemed by the Board to have contributed to the Company with respect to any Unit pursuant to Section 3.1 or Section 3.4.

“Castro Family Group” means the Family Group with respect to Barbara Castro.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means a Unit having the rights and obligations specified with respect to a Common Unit in this Agreement.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Notice” has the meaning set forth in Section 9.8(b)(ii).

“Company Undersubscription Notice” has the meaning set forth in Section 9.8(b)(iv).

“Crawford Family Group” means the Family Group with respect to Albert Crawford.

“Distribution” means each distribution made by the Company to a Unitholder, with respect to such Person’s Units, whether in cash, property or securities; provided that, for the avoidance of doubt, none of the following shall be deemed to be a Distribution hereunder: (i) any redemption or repurchase by the Company of any Equity Securities, (ii) any recapitalization, exchange or conversion of any Equity Securities, (iii) any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of any Equity Securities (iv) the repayment of any loans made to the Company or any of its Subsidiaries by any Unitholder or Affiliate thereof and (v) any payments or reimbursement of expenses in connection with goods or services rendered to the Company or any of its Subsidiaries by any Unitholder or Affiliate thereof.

“Equity Securities” means (i) units, stock or other equity interests in the Company or any of its Subsidiaries, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into units, stock or other equity interests in the Company or any of its Subsidiaries, and (iii) warrants, options or other rights to purchase or otherwise acquire units, stock or other equity interests in the Company or any of its Subsidiaries.

“Exercising Members” has the meaning set forth in Section 9.8(b)(iv).

“Fair Market Value” of any asset shall mean the fair value thereof as of the date of valuation as determined by the Board in good faith on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s‑length transaction occurring on the date of valuation.

“Family Group” means, with respect to a natural person, (i) such natural person, (ii) such natural person’s spouse and descendants (in each case for purposes of this definition, whether natural or adopted), (iii) any trust solely for the benefit of such natural person and/or such natural person’s spouse, ancestors, ancestors-in-law, siblings, siblings-in-law, descendants, and/or other descendants of such natural person’s ancestors or ancestors-in-law, so long as such natural person or such natural person’s spouse, ancestors, ancestors-in-law, siblings, siblings-in-law, descendants, and/or other descendants of such natural person’s ancestors or ancestors-in-law will remain at all times in control of all matters related to such trust’s ownership of Units, directly or indirectly, in the Company and any voting rights in respect thereof (for the avoidance of doubt, any trustee of any such trust may have, but is not required to have, any authority to distribute the assets of such trust so long as any direct or indirect Transfer of Units is actually made to a Permitted Transferee), (iv) following such natural person’s death, such natural person’s estate and (v) a Person (other than an individual) of which all of the equity interests in and voting rights in respect of such Person are at all times owned by one or more of the foregoing. For the avoidance of doubt, “Family Group” does not include any trust controlled by a corporate trustee or other trustee that is not such natural person or such natural person’s spouse, ancestors, ancestors-in-law, siblings, siblings-in-law, descendants, and/or other descendants of such natural person’s ancestors or ancestors-in-law (provided, however, that “Family Group” may include a trust with a trustee that (a) has the authority to exercise only custodial or other administrative authority over such trust’s assets, may act only pursuant to a directed trust arrangement, or has the authority to distribute the assets of such trust so long as any such distribution of the Units is actually made to a Permitted Transferee and (b) in any case, whether by delegation of authority, the express terms of a trust instrument, or otherwise, is not otherwise authorized to take any other action related to, or make decisions regarding matters related to, such trust’s ownership of Units, directly or indirectly, in the Company and any voting rights in respect thereof). The appointment of or other succession by any such trustee to a trust whose authority or responsibilities exceed the limitations above shall not be included in the “Family Group”.

“Financial Member” means: (i) each Pinnacle Member, and (ii) each other Member designated by the Company as a Financial Member in connection with the issuance of any Units to such Member and (iii) any Members who are Permitted Transferees of any Financial Member.

“Financial Member Parties” has the meaning set forth in Section 6.5(a).

“Fiscal Year” means the 12‑month period ending on September 30, or such other annual accounting period as may be established by the Board or as may be required by the Code.

“Florida Act” means the Florida Revised Limited Liability Company Act, as it may be amended from time to time, and any successor thereto.

“FRB” has the meaning set forth in Section 9.2(a).

“Indemnified Person” has the meaning set forth in Section 6.4(a).

“Independent Third Party” means any Person, other than a Person which immediately prior to the contemplated transaction is, together with such Person’s Affiliates, a “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act) of more than 20% of the voting power of the outstanding voting securities of the Company.

“Investor Managers” has the meaning set forth in Section 5.2(a)(ii).

“Management Managers” has the meaning set forth in Section 5.2(a)(i).

“Management Parties” means (i) the Persons that may from time to time be listed under the subheading titled “Management Parties” on the Unit Ownership Ledger, (ii) any other Member who acquires Equity Securities after the date hereof and/or is designated as a “Management Party” by the Board, and (iii) Albert Crawford and Eric Castro at any time such Person, his spouse, or any other member of his Family Group owns any stock of Seller Holdco; provided, that in no event shall a Financial Member be designated as a Management Party.

“Manager” means a current member of the Board, who, for purposes of the Florida Act, will be deemed a “manager” (as defined in the Florida Act), but will be subject to the rights, obligations and limitations set forth in this Agreement.

“Member” means each of the Persons listed on the Unit Ownership Ledger attached hereto and any Person admitted to the Company as a Substituted Member or Additional Member; but in each case only for so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as defined in the Florida Act) of the Company.

“Member Notice” has the meaning set forth in Section 9.8(b)(iii).

“Member Notice Period” has the meaning set forth in Section 9.8(b)(iv).

“Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income Tax purposes for such period (including therein all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(a) Any income of the Company that is exempt from federal income Tax and not otherwise taken into account in computing Net Profit or Net Loss hereunder shall be considered an item of income.

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss hereunder shall be considered an item of deduction.

(c) Gain or loss attributable to the disposition of property of the Company with an Asset Value different than the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property.

(d) Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes at the beginning of a year shall be in an amount which bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deductions for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such year is zero, depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Board.

(e) Any items which are required to be specially allocated pursuant to Section 4.2(c) shall not be taken into account in determining Net Profit or Net Loss.

“Officers” means each person designated as an officer of the Company to whom authority and duties have been delegated by the Board in accordance with this Agreement.

“Original Agreement” has the meaning set forth in the Recitals.

“Partnership Representative” means the “partnership representative” designated pursuant to Section 6223(a) of the Code (and any corresponding provision of foreign, state or local income Tax law applicable to the Company).

“Permitted Transferee” means, with respect to a direct or indirect Transfer of Units by (i) Seller Holdco, a member of the Castro Family Group or the Crawford Family Group, (ii) a member of the Castro Family Group, another member of the Castro Family Group or a member of the Crawford Family Group, (iii) a member of the Crawford Family Group, another member of the Crawford Family Group or a member of the Castro Family Group, (iv) a Financial Member, any of such Financial Member’s Affiliates, so long as they remain Affiliates of such Financial Member, and (v) either Pinnacle Member, any Person that acquires all of the outstanding equity securities of such Pinnacle Member or is the surviving entity of a merger involving such Pinnacle Member, if such Pinnacle Member is not the surviving entity, or any Affiliate of such acquiring or surviving Person (a “Pinnacle Permitted Transferee”).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a governmental entity.

“Pinnacle Member” means each of Pinnacle Bank, a Tennessee state-chartered bank, and PNFP.

“Pinnacle Members’ Election Period” has the meaning set forth in Section 9.3(b).

“Pinnacle Permitted Transferee” has the meaning set forth in the definition of Permitted Transferee.

“Pinnacle Transfer Notice” has the meaning set forth in Section 9.3(b).

“Pinnacle Transferred Units” has the meaning set forth in Section 9.3(b).

“PNFP” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” has the meaning set forth in Section 4.1(d).

“Prospective Transferee” has the meaning set forth in Section 9.8(b)(i).

“Public Offering” means any sale of the common Equity Securities of the Company (or a successor corporation) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission which results in such securities being listed on a nationally recognized securities exchange; provided that neither of the following shall be deemed to be a Public Offering: (i) any issuance of common equity securities as consideration for a merger or acquisition or (ii) any issuance of common equity securities or rights to acquire common equity securities to employees of the Company or its Subsidiaries as part of an incentive or compensation plan.

“Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of January 19, 2016, by and among the Company, the Pinnacle Members, Seller Holdco, Crawford & Castro, LLC, and each of Albert Crawford, Barbara Castro, Sofia Castro, Robert Castro, Eric Castro and Tyler Crawford, as amended by that certain Amendment No. 1, dated as of March 1, 2016.

“Regulatory Allocations” has the meaning set forth in Section 4.2(c).

“Regulatory Requirement” has the meaning set forth in Section 9.8(a)(i).

“Related Employee” means, with respect to a Unitholder who is not an employee or independent contractor of the Company or any of its Subsidiaries, any individual who is (i) an employee or independent contractor of the Company or any of its Subsidiaries and (ii) a family member, beneficiary, partner, trustee or direct or indirect equity owner of such Unitholder.

“Required Regulatory Divestiture” has the meaning set forth in Section 9.8(a)(ii).

“Required Regulatory Divestiture Notice” has the meaning set forth in Section 9.8(b)(ii).

“Required Regulatory Divestiture Transfer” has the meaning set forth in Section 9.8(b)(i).

“Right of First Refusal” has the meaning set forth in Section 9.8(b)(i).

“Sale of the Company” means either (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to an Independent Third Party or (ii) a transaction or series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities) the result of which is that the Unitholders immediately prior to such transaction (or series of related transactions), together with such Unitholders’ Affiliates, are after giving effect to such transaction (or series of related transactions) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of the Company.

“Secondary Notice” has the meaning set forth in Section 9.8(b)(iii).

“Secondary Refusal Right” has the meaning set forth in Section 9.8(b)(iii).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller Holdco” means BHG Founders, Inc., a Florida corporation that is owned by the Seller Holdco Owners.

“Seller Holdco Owners” means each of Albert Crawford, Barbara Castro, and each of their Permitted Transferees, at any time such Person or a Permitted Transferee of such Person owns any stock of Seller Holdco.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 10.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add‑on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any Transferee liability and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Taxable Year” means the Company’s accounting period for U.S. federal income Tax purposes determined pursuant to Section 8.2.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof or an offer or agreement to do the foregoing. The terms

“Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Notice” has the meaning set forth in Section 9.3(a).

“Transferring Party” has the meaning set forth in Section 9.3(a).

“Treasury Regulations” means the income Tax regulations promulgated under the Code.

“Undersubscription Notice” has the meaning set forth in Section 9.8(b)(iv).

“Undersubscription Notices” has the meaning set forth in Section 9.8(b)(iv).

“Unit” means a Unit of a Member or an Assignee in the Company representing a fractional part of the interests in Net Profits, Net Losses and Distributions of the Company held by all Members and Assignees and shall include, without limitation, Common Units; provided that any class, group or series of Units issued shall have the relative rights, powers and obligations set forth in this Agreement.

“Unit Ownership Ledger” has the meaning set forth in Section 3.2.

“Unitholder” means any owner of one or more Units as reflected on the Company’s books and records. Any owner who holds one or more Units but is not also a Member shall not be entitled to exercise any rights of a Member with respect to such Units, except as otherwise provided by non-waivable provisions of applicable law.

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1Formation of LLC. The Articles (together with Articles of Conversion) were filed on January 29, 2015, pursuant to which “Bankers Healthcare Group, Inc.” was converted into a limited liability company, with continued existence as the Company, pursuant to the provisions of the Florida Act and the Florida Business Corporation Act. The Articles were subsequently amended on August 9, 2019.

Section 2.2Limited Liability Company Agreement. The rights, powers, duties, obligations and liabilities of the Members and Unitholders shall be determined pursuant to the Florida Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member or Unitholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the fullest extent permitted by the Florida Act, control. Notwithstanding anything to the contrary contained herein, Section 605.1006 of the Florida Act and Section 605.0410 of the Florida Act shall not apply to or be incorporated into this Agreement and each Unitholder hereby expressly waives any and all rights under such Sections of the Florida Act to the fullest extent permitted by the Florida Act.

Section 2.3Name. The name of the Company shall be “Bankers Healthcare Group, LLC”. The Board may change the name of the Company at any time and from time to time. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

Section 2.4Purpose. The purpose and business of the Company shall be to engage in any lawful acts or activities for which limited liability companies may be organized under the Florida Act.

Section 2.5Registered Office and Registered Agent. The address of the registered office of the Company in the State of Florida shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Florida at such registered office shall be the registered agent named in the Articles or such Person or Persons as the Board may designate from time to time in the manner provided by applicable law.

Section 2.6Term. The term of the Company commenced upon the filing of the Articles in accordance with the Florida Act and shall continue in existence until the Company shall be terminated and dissolved in accordance with the provisions of Article XII.

Section 2.7No State‑Law Partnership. The Unitholders intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the Company or any Unitholder relating to the subject matter hereof shall be construed to suggest otherwise. The Unitholders intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income Tax purposes, and that each Unitholder and the Company shall file all Tax returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

UNITS, CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 3.1Authorized Units. The total Units and the number of Units of each class or series which the Company has authority to issue shall be determined by the Board from time to time (which determination the Board shall cause to be reflected on the Unit Ownership Ledger) and shall initially consist of 1,000,000 Common Units. The Units shall initially not be certificated, provided that the Board may in its discretion cause the Company to issue certificates representing Units from time to time. The Company may issue fractional Units. The ownership by a Member of Units shall entitle such Member to allocations of Net Profits and Net Losses and other items and Distributions of cash and other property as set forth in Article IV hereof. In the event that certificates representing the Units or other interests in the Company are issued, such certificates will bear the following legend:

“THE UNITS OR OTHER INTERESTS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [●], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF FEBRUARY 2, 2021, AS IT MAY BE AMENDED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”) AND BY AND AMONG THE COMPANY AND CERTAIN MEMBERS THEREOF. A COPY OF SUCH AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

Section 3.2Unit Ownership Ledger. The Company shall create and maintain a ledger (the “Unit Ownership Ledger”), a copy of which as in effect on the date hereof is attached hereto as Schedule A, setting forth the name and address of each Unitholder, the number of each class of Units held of record by each such Unitholder, and the amount of the Capital Contribution made (or deemed to be made) with respect to such Units. No Unitholder shall be required to make any additional capital contributions to the Company with respect to such Unitholder’s Units. Upon any change in the number or ownership of outstanding Units (whether upon an issuance of Units, a Transfer of Units, a cancellation of Units or otherwise), the Company shall amend and update the Unit Ownership Ledger. Absent manifest error, the ownership interests recorded on the Unit Ownership Ledger shall be conclusive record of the Units that have been issued and are outstanding. Any reference in this Agreement to the Unit Ownership Ledger shall be deemed a reference to the Unit Ownership Ledger as amended and in effect from time to time.

Section 3.3Issuance of Additional Units. Subject to the Company’s compliance with the limitations of Section 5.3(b), the Board shall have the right at any time and from time to time to cause the Company to create and/or issue Equity Securities (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Board, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Equity Securities), in which event, notwithstanding anything else herein to the contrary, the Board shall have the power to amend this Agreement and/or the Unit Ownership Ledger to reflect such creation and/or additional issuances and dilution and to make any such other amendments as it deems necessary or desirable (in its sole discretion) to reflect such creation and/or additional issuances and dilution (including, without limitation, amending this Agreement to increase the authorized number of Equity Securities of any class, group or series, to create and authorize a new class, group or series of Equity Securities and to add the terms of such new class, group or series of Equity Securities including economic and governance rights which may be different from, senior to or more favorable than the other existing Equity Securities), in each case without the approval or consent of any other Person.

Section 3.4Capital Accounts. The Company shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704‑1(b)(2)(iv) and 1.704‑2. Subject to the preceding sentence, each Unitholder’s Capital

Account will initially equal the cash and Fair Market Value of property (net of liabilities secured by the property that the Company is considered to assume or take subject to) contributed by such Unitholder to the Company, and throughout the term of the Company will be (a) increased by the amount of (i) Net Profits allocated to such Unitholder and (ii) any cash and the Fair Market Value of any other property (net of liabilities secured by the property that the Company is considered to assume or take subject to) subsequently contributed by such Unitholder to the Company and (b) decreased by the amount of (i) Net Losses allocated to such Unitholder and (ii) the amount of Distributions in cash and the Fair Market Value of Distributions of property (net of liabilities secured by the property that the Unitholder is considered to assume or take subject to) distributed to such Unitholder. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account of the Member (or portion thereof) to which such Substituted Member succeeds at the time such Substituted Member is admitted as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of (a) the Transfer to such Member of all or part of the Units of another Member or (b) the repurchase or forfeiture of Units shall be appropriately adjusted to reflect such Transfer or repurchase or forfeiture. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member Transferred to such Member. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the Company). No Unitholder shall be entitled to receive interest from the Company in respect of any positive balance in its Capital Account, and no Unitholder shall be liable to pay interest to the Company or any Unitholder in respect of any negative balance in its Capital Account.

Section 3.5No Withdrawal of Capital. Except as otherwise expressly provided herein, no Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company.

Section 3.6Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.7Revaluations of Assets and Capital Account Adjustments. The Board may upon the issuance of Units, the making of additional Capital Contributions, the distribution of Company property, the redemption of Units, the liquidation of the Company or at such other times permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(f), adjust the then prevailing Asset Values of the Company to equal their respective fair market values, as reasonably determined by the Board, and in such event the Capital Accounts of the Members shall be adjusted to reflect that Member’s share of unrealized gain or loss in the same manner as Net Profit and Net Losses are allocated under Section 4.2 as if such property had been sold for its fair market value as determined by the Board.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1Distributions.

(a)Priority. The Company may (but shall not be obligated to) make Distributions at such time, in such amounts and in such form (including in‑kind property) as determined by the Board in its sole discretion (provided that the Company shall promptly make Distributions of the net proceeds resulting from a Sale of the Company, provided, further, that (i) the Board may cause the Company to retain from such proceeds any amounts needed for present and reasonably anticipated debts, obligations, costs and expenses and reasonable reserves for contingencies, and (ii) the Board may cause the Company to refrain from making any Distribution of such proceeds to any Unitholder until such Unitholder has agreed to become party to a purchase and sale agreement, merger and/or other agreements related to such Sale of the Company on the terms described in Section 9.2(a)), but each such Distribution shall be made to holders of Common Units ratably among such holders based on the number of Common Units held by each such holder immediately prior to such Distribution. Notwithstanding the foregoing, any distribution made with respect to results of the business of the Company from February 4, 2015 through March 1, 2016 shall be made based on the number of Common Units held by each such holder during such period.

(b)In Kind Distributions. At any time, and from time to time, in the sole discretion of the Board, the Company may distribute to its Unitholders securities or other property held by the Company. To the extent the Board so determines to distribute such property, the property will be distributed among Unitholders of the same class in the same proportions as cash equal to the Fair Market Value of such property would be distributed among such Unitholders pursuant to the other provisions of Section 4.1 above.

(c)Tax Distributions. For each calendar year, except to the extent that the Board determines that the Company does not have adequate reserves to meet the reasonably anticipated expenses of the Company in the ordinary course of business and/or reasonable reserves for contingencies, or unless the Board determines that any distributions pursuant to this Section 4.1(c) would breach or in any manner violate any covenant of the Company with any third party, the Company shall make a distribution to each Member that is calculated to pay the federal income taxes on the Member’s distributive share of net income or gain for that year allocated pursuant to Section 4.2 hereof (taking into account the tax benefit from any ordinary loss or net capital loss allocated as an item of net income). The distribution to pay taxes shall be determined for the Members as a group based on the Assumed Tax Rate. A distribution to a Member made pursuant to this Section 4.1(c) as thus determined shall be reduced (but not below zero) by the amount of all other distributions made by the Company to such Member during that year pursuant to Section 4.1(a) hereof, and to the extent not reduced shall be treated as an advance of future distributions pursuant to Section 4.1(a). If the distribution to pay taxes is not made during the year to which it relates, the distribution shall be completed after each Member’s distributive share of the net income or gain of the Company is determined by the Company, but in any event before April 15th of the succeeding year to which such taxes relate. The Company may make distributions to pay taxes in quarterly installments on an estimated basis prior to the end of a taxable year.

(d)Seller Holdco Tax Distributions. The Company shall make distributions to Seller Holdco that are calculated to pay the Taxes imposed on the Seller Holdco Owners’ distributive share of net income or gain of Seller Holdco, the Company or Bankers Healthcare Group, Inc., the Company’s predecessor in interest (“BHG”), that relate to a Tax period (or portion thereof) ending on or before February 4, 2015 (a “Pre-Closing Tax Period”) equal to: (i) the amount arising from the examination by the Internal Revenue Service of BHG for the 2009, 2010 and 2011 Tax years including corresponding adjustments to taxable income for subsequent Pre-Closing Tax Periods; (ii) Taxes arising from any future examination of BHG by a taxing authority to the extent such Taxes result from taxable income attributable to assets reflected on the books and records of the Company or Seller Holdco and having a Tax basis less than book value as of February 4, 2015 (provided, however, that in no event shall distributions pursuant to Section 4.1(d)(i) or 4.1(d)(ii) hereof exceed, in the aggregate, the lesser of the amount owed by the Seller Holdco Owners in respect of the matters provided for therein and $17.7 million); and (iii) the amount accrued by the Company or Seller Holdco as of February 4, 2015 to reflect distributions payable to Seller Holdco or Seller Holdco Owners for the 2014 Tax year and the portion of the 2015 Tax year ending on February 4, 2015, plus a reasonable “true-up” at the time the Tax returns for such Tax years are filed to the extent actual Taxes exceed such accrued amounts (but not reduced to the extent that such accrued amounts exceed actual Taxes). Such amounts described in clauses (i) and (ii) above shall be net of any cash Tax benefit actually realized by Seller Holdco Owners from any resulting decrease in the gain recognized by Seller Holdco on the sale of interests in the Company pursuant to the Purchase Agreement. For the avoidance of doubt, distributions made pursuant to this Section 4.1(d) shall not be treated as advances of future distributions made pursuant to Section 4.1(a).

Section 4.2Allocations.

(a) After giving effect to the special allocations set forth in Section 4.2(c), Net Profits and Net Losses of the Company for any Fiscal Year or portion thereof shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year or portion thereof, to the maximum extent possible the sum of (a) the Capital Account of each Member and (b) such Member’s shares of the “partnership minimum gain” and “partner nonrecourse debt minimum gain” (as such terms are used in Treasury Regulation Section 1.704-2) shall be equal to the respective amounts which would be distributed to them if (x) the Company were to liquidate the assets of the Company for an amount equal to their Asset Value, (y) all Company liabilities were satisfied, and (z) the Company were to distribute the proceeds of liquidation pursuant to Section 12.2. The Board, based on the advice of the Company’s tax advisors, shall have the authority to correct or adjust any allocation provision hereunder as it determines to be necessary or appropriate (and not unfairly discriminatory against any Member) for such allocations, in the aggregate, to be made consistent with the economic arrangement of the Members under this Agreement.

(b) Notwithstanding anything in Section 4.2 to the contrary, the Board will not allocate any item of loss or deduction to a Member that would cause or increase a deficit balance in such Member’s Capital Account (as increased by such Member’s share of “partnership minimum gain” and “partner nonrecourse debt minimum gain”, as such terms are defined in Treasury Regulations Section 1.704-2) in excess of any limited dollar amount of such deficit balance that such Member is obligated to restore as of the end of any Fiscal Year, and will make special allocations of the Net Profits or Net Losses of the Company among the Members as necessary to cause the allocations under this Section 4.2 to be respected under Code Section 704(b) and Treasury Regulations Section 1.704-1(b)(1). The Board shall, to the extent possible and in whatever manner it deems appropriate, make subsequent curative allocations of other items of income, gain, loss and deduction to offset any such special Tax allocations.

(c) There are hereby included in this Agreement such additional provisions governing the allocation of income, gain, loss, deduction and credit (and items thereof) as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Nonrecourse Deductions” and “Member Nonrecourse Deductions” and the chargeback thereof as set forth in the Treasury Regulations under Section 704(b) of the Code (“Regulatory Allocations”); provided, however, that, to the extent possible, all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of tax items so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the same Capital Account balance such Member would have had if the events requiring the Regulatory Allocations had not occurred. The Board, based on the advice of the Company’s tax advisors, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.

(d) In the case of any change in any Unitholder’s interest in the Company, the Board shall confer with the Company’s tax advisors and shall allocate Net Profits, Net Losses, and other items of income, gains, losses and deductions pursuant to Code Section 706 and the Treasury Regulations promulgated thereunder.

(e) The taxable income, gains, losses, deductions and credits of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocations of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the allocation of income, gain, losses, deductions and credits shall be made in accordance with the Code or other applicable law and the Company’s subsequent income, gains, losses, deductions and credits shall be allocated among the Members so as to reflect as nearly as possible the allocations set forth herein in computing their Capital Accounts. Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value for purposes of Section 704(b) of the Code. The Company shall account for such variation under any method approved under Section 704(c) of the Code and the applicable Treasury Regulations as chosen by the Board; provided, that the Company shall use the “traditional method with curative allocations” method set forth in Treasury Regulations Section 1.704-3(b) with respect to any built-in gain existing as of February 4, 2015 on Section 704(c) property contributed by the

Members on such date. Any other determinations required for purposes of this Section 4.2 shall be made by the Board.

Section 4.3Indemnification and Reimbursement for Payments on Behalf of a Unitholder. If the Company is required by law to make any payment to a governmental entity that is specifically attributable to a Unitholder (or its owners) or a Unitholder’s (or its owners’) status as an owner of the Company or an owner of any predecessor to the Company (including, but not limited to, U.S. federal, state or local, withholding Taxes, state personal property Taxes, and state unincorporated business Taxes), then such Unitholder shall indemnify and contribute to the Company in full for the entire amount paid (including interest, penalties and related expenses) and any item of deduction resulting from any such amounts at the Company level shall be specifically allocated to such Unitholder. At the election of the Board, any subsequent Distribution to a Unitholder that has an unpaid indemnification obligation under this Section 4.3 may be reduced by an amount required to satisfy such indemnification obligation or any part thereof and any such reduction shall be deemed Distributed to such Unitholder for all purposes under this Agreement.

ARTICLE V

MANAGEMENT
Section 5.1General Powers. Except for situations in which the approval of the Members or any specific class of Members is expressly required by the terms of this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Board, (ii) the Board shall have full, exclusive, and complete discretion, power and authority to manage, control, administer and operate the business and affairs of the Company, and to make all decisions affecting such business and affairs, and (iii) the Board shall have the power to bind or take any action on behalf of the Company, or to exercise in its sole discretion any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement, or any other agreement, instrument, or other document to which the Company is a party or by virtue of its holding the equity interests of any Subsidiary or other Person. No single member of the Board (acting in his or her capacity as such) shall have any authority to bind the Company with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement. Unless otherwise expressly provided herein, any action, approval or determination that may or shall be taken or made by the Board shall be taken or made by the Board in its sole discretion.

Section 5.2Composition.

(a)The Board shall consist of five (5) Managers. The Managers shall be appointed as follows:

i.three (3) Managers shall be designated by the Members other than the Pinnacle Members (the “Management Managers”), who shall initially be Albert Crawford, Barbara Castro and Jim Crawford; provided, however, that in the event such Members cannot agree on whom shall be appointed as Management Managers, the Management Managers shall be appointed by the Members (other than the Pinnacle Members) holding a majority of the Common Units (other than the Common Units held by the Pinnacle Members);

ii.two (2) Managers shall be designated by the Pinnacle Members (the “Investor Managers”), who shall initially be Hugh Queener and Harold Carpenter; provided that (x) the Pinnacle Members shall no longer be entitled to designate two (2) Managers at any time after which the Pinnacle Members (together with any Pinnacle Permitted Transferee that is an Affiliate of a Pinnacle Member) collectively do not own at least fifty percent (50%) of the Equity Securities of the Company which they owned as of March 1, 2016 and (y) the Pinnacle Members shall no longer be entitled to designate one (1) Manager at any time after which the Pinnacle Members (together with any Pinnacle Permitted Transferee that is an Affiliate of a Pinnacle Member) collectively do not own at least fifty percent (50%) of the Equity Securities of the Company which they owned as of date of the Original Agreement, and in the event of clause (x) above (A) there shall no longer be two Investor Managers and (B) the Board shall consist of the three (3) Managers designated pursuant to Section 5.2(a)(i) and one (1) Investor Manager and in the event of clause (y) above (X) there shall no longer be any Investor Managers, (Y) the Board shall consist of the three (3) Managers designated pursuant to Section 5.2(a)(i), and (Z) all rights and requirements vested in or related to the Investor Managers hereunder shall automatically cease and be of no further force or effect, including the rights of prior written consent or affirmative vote of the Investor Managers pursuant to Section 5.3(b). Any consent, vote or approval under the terms of this Agreement which requires the consent, affirmative vote or approval of the Investor Managers shall be deemed to be provided if at least one of the Investor Managers provides his consent, affirmative vote or approval.

(b) Managers shall serve until their resignation, death, removal or the election of their successor in accordance with the terms hereof. The removal from the Board of any Manager shall only be at the written request of the Member(s) entitled to designate such Manager under Section 5.2(a). A Manager may resign from the Board by delivering his or her written resignation to the Company at the Company’s principal office addressed to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c)In the event that any Manager ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a Manager designated by the Member or Members entitled to designate such Manager in accordance with Section 5.2(a).

(d)The Company shall at all times cause the board of managers or board of directors, if any, of each of the Company’s Subsidiaries to be of the same size and comprised of the same persons who are then Managers of the Board pursuant to Section 5.2(a); provided that nothing herein shall prevent or restrict any of the Company’s Subsidiaries from being a member-managed limited liability company.

(e)All committees of the Board or a board of managers or board of directors of a Subsidiary of the Company shall be created as determined by the Board, subject to the requirements of applicable law; provided, that unless consented to in writing thereby the Investor Managers shall serve as a member of any such committee.

Section 5.3Board Actions; Meetings.

(a)Each Manager shall have one (1) vote on all matters submitted to the Board or any committee thereof (whether the consideration of such matter is taken at a meeting, by written consent or otherwise). Subject to Section 5.3(b), the affirmative vote (whether by proxy or otherwise) of the Managers holding at least a majority of the votes of all Managers then serving on the Board (i.e., excluding any vacancies on the Board) shall be the act of the Board. Except as otherwise provided by the Board when establishing any committee or by Section 5.3(b), the affirmative vote (whether by proxy or otherwise) of the Managers then serving on such committee holding at least a majority of the votes of all Managers then serving on such committee shall be the act of such committee. Meetings of the Board and any committee thereof shall be held at the principal office of the Company or at such other place as may be determined by the Board or such committee. Regular meetings of the Board shall be held on such dates and at such times as shall be determined by the Board. Special meetings of the Board may be called by any Manager and special meetings of any committee may be called by any Manager on such committee. Notice of each special meeting of the Board or committee stating the date, place and time of such meeting shall be given to each Manager (in the case of a Board meeting) or each Manager on such committee (in the case of a committee meeting) by hand, telephone, electronic mail, telecopy, overnight courier or the U.S. mail at least twenty‑four (24) hours prior to such meeting. Notice may be waived before or after a meeting or by attendance without protest at such meeting. The actions taken by the Board or any committee at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Managers as to whom it was improperly held sign a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Board or any committee thereof may be taken by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by at least the Managers holding the number of votes that would be necessary to authorize or take such action at a meeting in which all Managers then serving on the Board or such committee were present and voted, as the case may be (including, in the case of actions covered by Section 5.3(b), the signature of at least one Investor Manager); provided, that all Managers shall be given prior notice of any action to be taken by written consent. Any action taken pursuant to such written consent of the Board or such committee shall have the same force and effect as if taken by the Board or such committee at a meeting thereof. A meeting of the Board or any committee may be held by telephone conference or similar communications equipment by means of which all individuals participating in the meeting can be heard. The Board and any committee may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate.

(b)Except as otherwise provided in this Section 5.3(b), neither the Company nor the Board shall, either directly or indirectly by action, amendment, merger, consolidation or otherwise, without (in addition to any other vote required by this Agreement) the prior written consent or affirmative vote of at least one Investor Manager (which affirmative vote or written consent may be withheld in the sole discretion of an Investor Manager) take any action which:

(i)amends this Agreement or the Articles;

(ii)(A) results in the creation (by reclassification or otherwise) or issuance of any new class or series of Units or equity-linked securities having preference or priority as to distributions or other material rights superior to the Common Units, or (B) results in the issuance of any additional Common Units, any rights or options to acquire Common Units, or any securities convertible into Common Units;

(iii)increases or decreases the size of the Board or results in any change in election procedures for Managers;

(iv)results in the payment or declaration of any dividend or distribution on any Units other than (A) tax distributions and (B) dividends or distributions that comply with the dividend or distribution guidelines attached hereto as Schedule 5.3(b)(iv);

(v)directly or indirectly results in the redemption or repurchase of any Units, except repurchases approved by the Board at cost of Units from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service;

(vi)results in the liquidation, dissolution or winding up of the business and affairs of the Company, other than in connection with a Sale of the Company that has received any approvals required by this Agreement;

(vii)results in a transaction, agreement or arrangement between the Company or any Subsidiary thereof and any officer, manager, director, employee or other Affiliate of the Company or any Subsidiary thereof or any family member thereof or Person in which any officer, director, employee, manager, member or family member thereof has, individually or collectively with any other officer, director, employee, manager, member or family member thereof, a controlling ownership interest, other than on terms and conditions substantially as favorable to the Company as would reasonably be obtained by the Company at that time in a comparable arm’s-length transaction with a Person other than such officer, manager, member, director, employee, family member or Affiliate, as determined by a majority of the disinterested Managers of the Company; provided that it is agreed that the transactions, agreements and arrangements set forth on Schedule 5.3(b)(vii) satisfy such requirements and shall not require any further approval to remain in place substantially in accordance with the terms applicable thereto on the date hereof;

(viii)results in any acquisition of any other Person, or division thereof, or any business concern, whether by acquisition of assets, capital stock acquisition, other equity securities or otherwise;

(ix)results in a material increase to the compensation received by any Seller Holdco Owner or a member of his or her family in his or her capacity as an employee of the Company relative to such compensation paid to the Seller Holdco Owner or such family member in his or her capacity as an employee of the Company prior to such increase, in each case excluding increases to such employee’s base salary of ten percent (10%) annually made in accordance with employment agreements entered into as of March 1, 2016 between the Company and certain of the Seller Holdco Owners or their spouses, as such agreements may be amended, modified and/or waived from time to time in accordance with the terms thereof;

(x)results in the pledge of all or substantially all of the assets of the Company or any Subsidiary thereof other than in connection with the Company’s incurrence of indebtedness that would not require the prior written consent of an Investor Manager for the Company to incur pursuant to clause (xi) below;

(xi)results in any one time occurrence of a debt obligation by the Company or any Subsidiary; provided, however, that the prior written consent of an Investor Manager shall not be required for the Company to incur debt obligations if, after giving pro forma effect to the incurrence of such debt (and in the case of a line of credit or other form of revolving indebtedness assuming the maximum amount of indebtedness available thereunder is incurred) the ratio of the Company’s indebtedness to members’ equity is less than 4:1;

(xii)results in the creation or holding of any capital stock, membership interest or other equity security in any Subsidiary that is not wholly owned (either directly or through one or more other Subsidiaries) by the Company, or the sale, transfer or disposition of any capital stock, membership interest or other equity security of any direct or indirect Subsidiary of the Company, or results in any direct or indirect subsidiary (a) making a dividend or distribution (other than a dividend or distribution made solely to the Company or another wholly-owned Subsidiary of the Company) on, or redemption or repurchase (other than a redemption or repurchase made solely from a wholly-owned Subsidiary of the Company) of, its equity or (b) the sale, lease, transfer, exclusive license or other disposition (in a single transaction or series of related transactions) of all or substantially all of the assets of such Subsidiary;

(xiii)results in the Company entering into a new line of business that is materially different from the lines of business in which it was operating as of March 1, 2016;

(xiv)would result in the Company or any Subsidiary or any Person in which the Company or any Subsidiary owns a controlling equity interest, engaging directly or indirectly in any activity other than the activities listed in 12 C.F.R. §5.34(e)(5)(v) or any activities that are not substantively the same as those contained in published precedent of the Office of the Comptroller of the Currency for non-controlling investments by a national bank, in each case as determined by the Investor Managers;

(xv)results in either of the Pinnacle Members making any investment that it is not permitted by applicable laws or regulations to make or either of the Pinnacle Members being required to exchange its Units for consideration that it is not permitted under applicable laws or regulations to own; or

(xvi)prior to March 1, 2020, would result in a Sale of the Company.

(c)Notwithstanding anything in this Agreement to the contrary, from and after March 1, 2020, a majority of the members of the Board may approve and cause the Company to consummate a Sale of the Company without the approval or affirmative vote of the Investor

Managers (which Sale of the Company shall constitute an Approved Sale) as long as (i) prior to or contemporaneously with the closing of such a Sale of the Company the Board obtains a fairness opinion delivered to the Board from an investment bank selected by the Board and reasonably acceptable to the Investor Managers (whose acceptance shall not be unreasonably withheld, conditioned or delayed) which provides, subject to customary terms and conditions for such opinion, that the consideration paid in connection with such transaction is fair to the Members of the Company from a financial point of view, and (ii) each of the conditions set forth in Section 9.2(b) hereof shall be satisfied.

Section 5.4Delegation of Authority; Officers.

(a)The Board may, from time to time, delegate to one or more Persons (including any Member, Manager or Officer and including through the creation and establishment of one or more other committees) such authority and duties as the Board may deem advisable; provided, however, that any delegation of authority or duty pursuant to this Section 5.4(a) may not be done without the approval of the Investor Managers if the duties or authority being delegated relate to those matters described in Section 5.3(b). Any delegation pursuant to this Section may be revoked at any time by the Board.

(b)The Board may (but need not), from time to time, designate and appoint one or more persons as an Officer of the Company. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers (including, without limitation, Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Vice President, Executive Vice President, Secretary, Assistant Secretary, Treasurer, or Assistant Treasurer). Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed under the Florida Business Corporation Act, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation or limitation of authority and duties made to such Officer by the Board, and (ii) any specific limitations set forth herein. Each Officer shall hold office until such Officer’s successor shall be duly designated or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board.

(c)Any Officer (subject to any contract rights available to the Company or any of its Subsidiaries, if applicable) may resign as such at any time. Such resignation shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective. Any Officer may be removed as such, either with or without cause, by the Board in its sole discretion at any time; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board and shall remain vacant until filled by the Board.

Section 5.5Member Authority; Member Actions; Meetings.

(a)Member Authority. No Unitholder or Member in its capacity as such has the authority or power to act for or on behalf of the Company in any manner or way, to bind the Company, or do any act that would be (or could be construed as) binding on the Company, in any manner or way, or to make any expenditures on behalf of the Company, unless such specific authority and power has been expressly granted to and not revoked from such Unitholder or Member by the Board or the express provisions of this Agreement, and the Unitholders and Members hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement.

(b)Member Actions; Meetings. Except as expressly and specifically provided in this Agreement, or as otherwise required by non-waivable provisions of applicable law, the Members shall have no right to vote or approve any matter. For situations for which the approval of the Members generally (rather than the approval of the Board or a particular group of Members) is specifically and expressly required by this Agreement or by non-waivable provisions of applicable law, the Members shall act through meetings and written consents as described in this Section 5.5(b). Except as otherwise expressly and specifically provided herein or as otherwise required by non-waivable provisions of applicable law, the Members holding Common Units shall be entitled to one vote per Common Unit, respectively, held on all matters to be voted on by the Members. The actions by the Members permitted hereunder may be taken at a meeting called by the Board, or by Members holding at least a majority of the Units entitled to vote or consent on the matter on at least 24 hours’ prior written notice to the other Members entitled to vote or consent thereon, which notice shall state the purpose or purposes for which such meeting is being called. The actions by the Members entitled to vote or consent may be taken by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by the Members holding not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof. A meeting of the Members entitled to vote or consent may be held by telephone conference or similar communications equipment by means of which all individuals participating in the meeting can be heard. Notwithstanding any other provision contained in this Agreement, the prior written consent or affirmative vote of the Pinnacle Members shall be required for the Members to approve any Company action that would require the consent or affirmative vote of one of the Investor Managers to be approved by the Board (or otherwise taken by the Company) pursuant to Section 5.3(b) of this Agreement.

Section 5.6Reimbursement of Expenses. No Manager shall be paid a fee for his or her service as a Manager, but each Manager shall be reimbursed by the Company for such Manager’s reasonable out of pocket expenses, including travel, lodging and other similar expenses reasonably incurred in the performance of such Manager’s duties as a Manager for the Company, including such expenses related to attending Board of Managers’ meetings. Nothing contained in this Section 5.6 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation therefor.

ARTICLE VI

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

Section 6.1Liabilities of the Company. Except as otherwise provided by non-waivable provisions of the Florida Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Unitholder, Member or Manager shall be obligated for any such debt, obligation or liability of the Company solely by reason of being a Unitholder, Member or Manager of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Florida Act shall not be grounds for imposing liability on the Unitholders, Members or Managers for debts, obligations and liabilities of the Company.

Section 6.2No Duties. To the extent that, at law or in equity, a Unitholder, Member, Manager or Officer, in each case, in their capacity as such, has any duty (including any fiduciary duty) to the Company, a Unitholder, a Member or any other Person that is party to or otherwise bound by this Agreement, all such duties are hereby eliminated to the extent permitted by the Florida Act, and each of the Company, Unitholders, Members and such other Persons hereby waives such duties (including any fiduciary duties), to the fullest extent permitted by the Florida Act and all other applicable law. In addition, each of the Unitholders, Members and any other Person that is party to or otherwise bound by this Agreement acknowledges and agrees that (a) it shall not (and shall not assist any Person attempting to), directly or indirectly, derivatively or otherwise, make any claim with respect to or seek to enforce any duty (including any fiduciary duty) which any Person may have to any Subsidiary of the Company in their capacity as a director, manager, officer or equity holder of such Subsidiary and (b) the Company, acting directly or indirectly through its control of any Subsidiary, shall have the sole and exclusive right to make any such claim or seek any such enforcement.

Section 6.3Waiver of Liability. No present or former Unitholder, Member, Manager or Officer or any of their respective Affiliates or any equity holder, partner, director, manager, officer, employees, agents or representatives of any of the foregoing shall be liable to the Company or any of its Subsidiaries or to any Member, Manager or Unitholder for any act or omission performed or omitted by such Unitholder, Member, Manager or Officer in their capacity as such; provided that (a) such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s fraud, bad faith, willful or intentional misconduct, gross negligence or knowing violation of law (in each case, as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected)) and (b) for the avoidance of doubt, such limitation of liability shall not apply with respect to any breaches of any representations, warranties or covenants by any such Person contained herein or in any other agreement with the Company or any of its Subsidiaries or with any other Member. With respect to any action taken or decision or determination made by any Manager, the Board (or any committee thereof) or any Officer in their capacity as such, it shall be presumed that such Manager, the Board (or such committee thereof) or such Officer acted in good faith and in compliance with this Agreement and the Florida Act, and any Person bringing, pleading or prosecuting any claim with respect to any action taken or decision or determination made by any Manager, the Board (or any committee thereof) or any Officer in their capacity as such shall have the burden of overcoming such presumption by clear and convincing evidence; provided that, for the avoidance of doubt, this sentence shall not be deemed to increase or place any duty (including any fiduciary duty) on any Manager, the Board (or any committee thereof) or any Officer.

Section 6.4Indemnification.

(a)Generally. The Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Florida Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all proceedings, claims, actions, liabilities, losses, damages, costs or expenses (including reasonably attorney fees and expenses, judgments, fines, excise Taxes or penalties) incurred or suffered by such Person by reason of the fact that such Person is or was a Unitholder or Member or is or was serving as a Manager or Officer of the Company; provided that (unless approved by holders of a majority of the Common Units then outstanding (excluding the Common Units held by the Indemnified Person or any Affiliates of the Indemnified Person)) no Indemnified Person shall be indemnified (a) with respect to proceedings, claims or actions (i) initiated or brought voluntarily by or on behalf of such Indemnified Person and not by way of defense or (ii) brought against such Indemnified Person in response to a proceeding, claim or action initiated or brought voluntarily by or on behalf of such Indemnified Person against the Company or any of its Subsidiaries, (b) for any amounts paid in settlement of a claim effected without the prior written consent of the Company to such settlement, (c) to the extent such proceedings, claims, actions, liabilities, losses, damages, costs or expenses arise from such Person’s fraud, bad faith, willful or intentional misconduct, gross negligence or knowing violation of law as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected) or (d) for the avoidance of doubt, with respect to any breaches of any representations, warranties or covenants by any such Person contained herein or in any other agreement with the Company or any of its Subsidiaries or any other Member. Expenses, including reasonable attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding may be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon approval of the Board and receipt of an undertaking by or on behalf of such Indemnified Person (in form and substance acceptable to the Board) to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. If this Section 6.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.4 to the fullest extent permitted by any applicable portion of this Section 6.4 that shall not have been invalidated.

(b)Employees and Agents. The Company, in the sole discretion of the Board, may indemnify and advance expenses to an employee or agent of the Company or any of its Subsidiaries to the same extent and subject to the same conditions under which it is obligated to indemnify and advance expenses to an Indemnified Person under Section 6.4(a).

Section 6.5Other Business Interests.

(a)Without limiting any other provision set forth herein, and in all events subject to Sections 7.2 and 13.3, the Company, Unitholders and Members expressly acknowledge and agree that (i) the Financial Members and their respective Affiliates, employees, officers, directors, managers and equity holders (collectively, the “Financial Member Parties”) are permitted to, and may presently or in the future directly or indirectly conduct any business, investment or activities whatsoever (including one that may be competitive with or complementary to the businesses of the Company and its Subsidiaries) through entities other than the Company and its Subsidiaries, (ii) no Financial Member shall have any obligation to inform any of the Company, the Members or Unitholders of any business or investment opportunity, whether or not such opportunity is within the scope of the business of the Company and its Subsidiaries or any anticipated or potential extension or expansion thereof, (iii) none of the Company and its Subsidiaries, the Members or Unitholders shall have any right in or to such other business interests, investments or activities or the income or proceeds derived therefrom and (iv) the Company (on behalf of itself and its Subsidiaries) and each Member and Unitholder waives any rights he, she or it might otherwise have to share or participate in the business interests, investments or activities of Financial Member Parties.

(b)Notwithstanding anything to the contrary set forth herein, each Management Party shall be obligated to present, and if applicable, shall be obligated to cause all of its Related Employees to present, any business or investment opportunities to the Company of which any of the foregoing become aware, which primarily involve or include the making of loans or the providing of financial services products (i) to medical practices and health care professionals; (ii) to individuals to finance their personal health care costs and (iii) to other licensed professionals, including without limitation, physicians, doctors of osteopathic medicine, physical therapists, dentists, oral surgeons, pharmacists, veterinarians, nurse practitioners, occupational therapists and optometrists and their related business entities or enterprises, and no Management Party or Related Employee of a Management Party shall pursue or participate in any such opportunity without the prior written consent of the Company (which shall not be provided without the prior approval of an Investor Manager); provided, that (x) passive ownership of less than five percent (5%) of any class of stock listed on a national securities exchange or traded in the over the counter market, (y) solely with respect to “other licensed professionals” not specifically listed in clause (iii) above (and, for avoidance of doubt, not health care professionals), the restrictions in this Section 6.5(b) shall apply during the period when the relevant Person is an employee of the Company but not after the date on which such Person’s employment with the Company, or any successor thereto, terminates, except with respect to any specific type of “other licensed professional” to whom the Company has begun making loans or offering financial services products after March 1, 2016 and prior to the date such Person’s employment with the Company terminates, and (z) ownership and participation in management and operation of the entities listed on Schedule 6.5(b) (with respect to the conduct of the business of such entities as conducted on March 1, 2016 or as presently proposed to be conducted) shall not be considered a breach of this Section 6.5(b). Notwithstanding the foregoing, the Related Employees and Management Parties, after giving prior notice to the Board of Managers, may pursue business and investment opportunities that the Company may not engage in as described in Section

5.3(b)(xiv) or with respect to which the Investor Managers do not give their prior written consent or affirmative vote for the Company to engage in pursuant to Section 5.3(b)(xiii).

Section 6.6Effect on Other Agreements. This Article VI shall not in any way affect, limit or modify any Management Party’s liabilities, obligations, duties or responsibilities in their capacity as a director, manager, officer or employee of any Subsidiary or under any employment agreement, retention agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement, senior management agreement or any other agreement with respect to the provision of services to the Company and/or any of its Subsidiaries.

ARTICLE VII

ACCOUNTING AND REPORTS

Section 7.1Allocations and Accounting. All matters concerning (a) the determination of the relative amount of allocations and distributions among the Unitholders pursuant to Article III and Article IV not specifically and expressly provided by the terms of this Agreement, and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided by the terms of this Agreement, shall be determined by the Board, whose determination shall be final and conclusive as to all of the Unitholders absent manifest clerical error.
Section 7.2Information Rights.

(a)The Company will deliver each of the following items to each Member:

(i)audited consolidated statements of income and cash flows of the Company and its Subsidiaries for each Fiscal Year, which, so long as the Pinnacle Members (together with any Pinnacle Permitted Transferee that is an Affiliate of a Pinnacle Member) collectively own at least ten percent (10%) of the Equity Securities of the Company, shall be audited by the same independent registered public accounting firm utilized by the Pinnacle Members to audit PNFP’s consolidated financial statements provided that such accounting firm and the Company enter into an engagement letter on terms that are commercially reasonable and such accounting firm satisfies its obligations to the Company pursuant to its engagement in a timely manner in all material respects; provided, however, that the Company may not utilize a different accounting firm from the Pinnacle Members as a result of the Pinnacle Member’s accounting firm’s failure to satisfy its obligations to the Company pursuant to its engagement in a timely manner without first providing written notice to the Pinnacle Members and representatives of the Company and the Pinnacle Members reasonably cooperating to address such failure; provided further that if the Company thereafter changes audit firms, it shall deliver audited financial statements for each Fiscal Year to the Pinnacle Members within 60 days after the end of each Fiscal Year; provided further that the Company shall not be in breach of this provision if it directs, and uses its reasonable best efforts to cause, its audit firm to deliver audited financial statements within 60 days after the end of each Fiscal Year ending after the date of this Agreement and such audit firm fails to do so;

(ii)within 30 days after the end of each fiscal quarter ending after the date of this Agreement, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter;

(iii)within 30 days after the end of each month ending after the date of this Agreement, a consolidated balance sheet of the Company and its Subsidiaries and a consolidated statement of income for each month;

(iv) as soon as available but in any event no later than ninety (90) days following the first day of each Fiscal Year of the Company, a budget or financial plan for the Company and its Subsidiaries prepared by the Company for each month of such Fiscal Year prepared in the same level of detail as prepared for and delivered to the Company’s Board;

(v)with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Member shall from time to time reasonably request; and

(vi)as soon as practicable after transmission or occurrence and in any event within 10 days thereof, copies of any reports or communications delivered to any class of the Company’s securityholders.

(b)The Members shall have the right to visit and inspect any of the properties and books and records of the Company or any of its Subsidiaries.

(c)The provisions of this Section 7.2 shall not be in limitation of any rights which any Member may have with respect to the books and records of the Company, or any Subsidiary thereof, or to inspect its properties or discuss its affairs, finances, and accounts, under the laws of the jurisdiction in which it is organized.

(d)At the request of a Pinnacle Member, the Company shall permit representatives of the Pinnacle Members’ state and federal bank regulators to visit and inspect the Company’s books and records and the Company’s Officers and employees shall reasonably cooperate with the requests of those regulatory representatives and shall provide to the regulatory representatives such information, books and records as the regulatory representatives may reasonably request.

(e)Notwithstanding anything herein to the contrary, due to the fact that the Company and the Pinnacle Members may be competitors in certain limited instances and markets and that the Pinnacle Members are not subject to any competitive restrictions on their activities under the terms of this Agreement, the Pinnacle Members shall not be entitled to specific information, documents, books or records of or about the Company or any Subsidiary in the event that the Board, acting on the advice of outside counsel reasonably satisfactory to the Pinnacle Members, reasonably determines that the provision of such information to the Pinnacle Members would reasonably be expected to constitute a violation of applicable law or regulations, or the Board reasonably determines that the provision of such information to the Pinnacle Members would be reasonably likely to place the Company at a material competitive disadvantage with respect to a material aspect of the Company’s business.

ARTICLE VIII

TAX MATTERS

Section 8.1Preparation of Tax Returns. The Company shall arrange for the preparation and timely filing of all Tax returns required to be filed by the Company, including making the elections described in Section 8.2. Each Unitholder shall furnish to the Company all pertinent information requested by the Company in its possession relating to the Company’s operations that is necessary to enable the Company’s income Tax returns to be prepared and filed. The Taxable Year shall be the Fiscal Year unless the Board shall determine otherwise.

Section 8.2Tax Elections. The Partnership Representative is hereby authorized to make any Tax elections for the Company in its sole discretion. Each Unitholder will upon request supply any information necessary to give proper effect to such election.

Section 8.3Tax Controversies. Seller Holdco shall be the Partnership Representative and, as such, shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services and reasonably incurred in connection therewith. Each Unitholder agrees to reasonably cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings.

ARTICLE IX

TRANSFER OF UNITS

Section 9.1Restrictions.

(a)No Unitholder shall Transfer any Units except in compliance with this Article IX. Except pursuant to: (i) Section 9.2 as a result of an Approved Sale, (ii) a Transfer to a Permitted Transferee by a Member or (iii) a Transfer after March 1, 2021, no Unitholder shall Transfer any Units without the prior written consent of the Board (including where required by Section 5.3(b), the consent of an Investor Manager), which consent may be withheld in their sole discretion, provided that if a proposed Transfer which is not among those described in (i) or (ii) above is proposed to occur prior to March 1, 2021, then such proposed Transfer must be consented to by at least one Investor Manager and at least two Management Managers.

(b)No Unitholder shall directly or indirectly (i) permit the Transfer of any interest in such Unitholder (whether through Transfers or issuances of its own equity, Transfers by operation of law, by merger or consolidation of such Unitholder into another entity or dissolution or liquidation of such Unitholder or otherwise) or (ii) seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity, debt or other beneficial interest in such Unitholder, in each case, in a manner which would fail to comply with this Article IX if such Unitholder had Transferred Units directly, unless such Unitholder first complies with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (i) no Transfer by any direct or indirect beneficial owner of any interest in any equity security issued by a Financial Member shall be deemed to be a Transfer subject to this Article IX and (ii) the Pinnacle Members may issue equity securities thereof in connection with (A) a capital raising transaction that does not result in a change in control or (B) mergers or acquisitions, and such issuances shall not constitute Transfers subject to this Article IX.

Section 9.2Approved Sale; Drag Along Obligations.

(a)If the Board (including, if required by Section 5.3(b) of this Agreement, an Investor Manager) approves a Sale of the Company and elects in writing to have such transaction governed by this Section 9.2 (as so approved, an “Approved Sale”), then each Unitholder shall vote for, consent to and raise no objections against such Approved Sale; provided, however, that the Pinnacle Members shall not be required to vote for, consent to or raise no objections against such Approved Sale if the consideration to be received by them in connection with such transaction consists of property, including equity securities, of the type that state, non-member banks incorporated in the State of Tennessee or “financial holding companies” under the rules and regulations of the Board of Governors of the Federal Reserve System (the “FRB”) may not own. If the Approved Sale is structured as a (x) merger or consolidation, each Unitholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation (except that the Pinnacle Members shall not be required to waive such rights if the consideration payable to them in such merger or consolidation is of a type that state, non-member banks incorporated in the State of Tennessee or “financial holding companies” under the rules and regulations of the FRB may not own) or (y) sale of Units, each Unitholder shall agree to sell all of his, her or its Units and other Equity Securities on the terms and conditions approved by the Board, subject to the terms and conditions of this Section 9.2; provided, however, that the Pinnacle Members shall not be required to sell their Units if the consideration they are to receive is of the type that state, non-member banks incorporated in the State of Tennessee or “financial holding companies” under the rules and regulations of the FRB may not own. Subject to the limitations set forth in the first two sentences of this Section 9.2(a) with respect to the Pinnacle Members, each Unitholder shall take all actions in connection with the consummation of the Approved Sale as may be requested by the Board, including, but not limited to, becoming party to a purchase and sale agreement, merger and/or other agreements related to the Approved Sale which may provide for any of the following (among other things): (i) representations and warranties; (ii) indemnification obligations; (iii) earn-outs and working capital, cash, debt and similar adjustments to purchase price; (iv) escrows, holdbacks and similar arrangements to support indemnification obligations and adjustments to purchase price, in each of the cases of clauses (ii), (iii) and (iv) on a pro rata basis (allocated in inverse order of the allocation of distributions set forth in Section 4.1) other than any such obligations that relate specifically to a particular Unitholder, such as indemnification with respect to representations and warranties given by an Unitholder regarding such Unitholder’s title to Units or such Unitholder’s authority, which shall be the sole responsibility of such Unitholder; (v) non-compete, non-solicitation, non-disparagement and confidentiality obligations (excluding, with respect to the Financial Members, any non-compete and non-solicitation covenants (other than employee non-solicitation covenants that are no more restrictive than those applicable to the Company, Seller Holdco, any Seller Holdco Owner or any Management Party) which shall be binding on Financial Members); (vi) general release of claims against the Company and its Subsidiaries (subject to reasonable and customary exceptions such as rights to compensation, indemnification and professional liability insurance coverage); and (vii) the appointment of a Member or its designee as a seller representative, with customary authority to act on behalf of all Unitholders, including (A) disputing or refraining from disputing, on behalf of each of the Unitholders any amounts to be received by the Unitholders, or any claim made by the counterparty to such transaction agreement, (B) negotiating and compromising, on behalf of each of the Unitholders, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, such transaction agreement, (C) executing, on behalf of each of the Unitholders, any settlement agreement, release or other document with respect to such dispute or remedy (so long as any such settlement or release by any of the Unitholders includes a release of all Unitholders), and (D) determining the amount of, and holding, such reserves (to satisfy known or potential post-closing purchase price adjustments, indemnification claims, defense costs or any fees, costs and expenses incurred in connection with the Approved Sale or by the seller representative in performing its obligations under the transaction agreement) as the Members or such designee reasonably and in good faith deems appropriate; provided that, in each case, the seller representative shall not take any action adverse to any of the Unitholders unless such action is also taken proportionately with respect to all other Unitholders, as the case may be (allocated in inverse order of the allocation of distributions set forth in Section 4.1). Each Unitholder Transferring Units pursuant to this Section 9.2 shall pay its pro rata share (allocated in inverse order of the allocation of distributions set forth in Section 4.1) of the expenses incurred by the Unitholders in connection with such Transfer if such expenses were expressly approved in writing by the Board.

(b)The obligations of the Unitholders under this Section 9.2 with respect to an Approved Sale are subject to the satisfaction of the conditions that (i) each holder of the same class or series of Units shall receive the same form of consideration as each other holder of the same class or series of Units, and if the holders of any class or series of Units are given an option as to the form of consideration to be received, all holders of such class or series of Units shall be given the same option and (ii) the consideration to be paid by the acquiror with respect to each Unit shall be allocated among each Unit as though the aggregate amount of all such consideration was distributed from the Company in accordance with Section 4.1(a) (assuming, for purposes of this determination, that the Units sold in such Approved Sale are the only Units then outstanding), and, subject to the provisions of this Section 9.2, each Unitholder shall take all actions in connection with the distribution of the aggregate consideration from any transaction described in clause (ii) of the definition of a Sale of the Company as may be requested by the Board to effect such allocation. Notwithstanding anything to the contrary contained in this Section 9.2, in connection with an Approved Sale (i) no Unitholder will be required to grant any indemnification rights except indemnification rights that are pro rata (allocated in inverse order of the allocation of distributions set forth in Section 4.1) and not joint and several (other than any such obligations that relate specifically to a particular Unitholder, such as indemnification with respect to representations and warranties given by an Unitholder regarding such Unitholder’s title to Units or such Unitholder’s authority, which shall be the sole responsibility of such Unitholder), (ii) no Unitholder shall be required to make any representation or warranty that is not made by all other Unitholders and (iii) the Pinnacle Members shall not be required to accept any consideration in exchange for their Units that they are not permitted to own under applicable laws and regulations.

(c)The Board (subject to the requirements of Section 5.3(b)) is hereby granted the sole right to approve or consent to a merger or consolidation of the Company without any approval or consent of any other Members or Unitholders or any class thereof. In no manner shall this Section 9.2 be construed to grant to any Member or Unitholder any dissenters’ rights or appraisal rights or give any other Member or Unitholder any right to vote in any transaction structured as a merger or consolidation.

(d)The Board (subject to the requirements of Section 5.3(b)) may amend the terms of, or terminate, any Approved Sale at any time prior to its consummation at the sole discretion of the Board, and the Board shall have no obligation or liability to any Unitholder or Related Employee in connection with any such amendment (so long as the terms of such amendment are permissible under the other provisions of this Section 9.2) or termination. The Board shall have no obligation or liability to any Unitholder or Related Employee for any breaches by the proposed acquirer of any of its obligations in connection with an Approved Sale.

Section 9.3Tag-Along Rights.

(a)With respect to proposed Transfers after March 1, 2021, with the exception of (i) Transfers to Permitted Transferees, (ii) Transfers by either of the Pinnacle Members and (iii) Transfers in accordance with Section 9.2, at least fifteen (15) days prior to any Transfer of Common Units by a Member other than a Pinnacle Member (or a Permitted Transferee thereof) (the “Transferring Party”), the Transferring Party shall deliver a written notice (the “Transfer Notice”) to the Company and each of the Pinnacle Members then holding Common Units, specifying in reasonable detail the identity of the prospective Transferee(s), the number of Units proposed to be Transferred, and, to the extent known, the terms and conditions of the Transfer.

(b)Each of the Pinnacle Members may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Party and the Company (the “Pinnacle Transfer Notice”) within ten (10) days after delivery of the Transfer Notice to the Pinnacle Member (the “Pinnacle Members’ Election Period”). If either Pinnacle Member elects to participate in the Transfer described in the Transfer Notice and timely delivers the Pinnacle Transfer Notice, then such Pinnacle Member shall be entitled to sell to the Person to whom the Transferring Party desires to Transfer its Units (or to the Transferring Party in lieu thereof pursuant to Section 9.3(c)) that number of its Common Units (the “Pinnacle Transferred Units”) equal to the product of (i) the number of Common Units proposed to be sold by the Transferring Party as described in the Transfer Notice multiplied by (ii) a fraction, the numerator which is the number of Common Units held by such Pinnacle Member, and the denominator of which is the aggregate number of Common Units then held by all Members. Such electing Pinnacle Members shall be entitled to sell their Pinnacle Transferred Units in the contemplated Transfer, at the same price and on the same terms as the Transferring Party (including becoming party to a purchase and sale agreement related to the Transfer with such terms and conditions as the Transferring Party shall approve). Each of the Pinnacle Members may elect to sell in any Transfer contemplated under this Section 9.3 a lesser number of Common Units than such Pinnacle Member is entitled to sell hereunder, in which case the Transferring Party shall have the right to sell the number of Common Units that the Pinnacle Members have elected not to sell (in addition to the other Common Units which the Transferring Party is otherwise entitled to sell). Each Member Transferring Units pursuant to this Section 9.3(b) shall pay its pro rata share (allocated in inverse order of the allocation of distributions set forth in Section 4.1) of the expenses incurred by the Transferring Party in connection with such Transfer.

(c)With respect to any Transfer subject to Section 9.3(b) the Transferring Party shall not Transfer any of its Units to any prospective Transferee if such prospective Transferee declines to allow the participation of the Pinnacle Members to the extent required by this Section 9.3, unless, in lieu of such participation, the Transferring Party or its Affiliates purchase the number of Units from each Pinnacle Member that such Pinnacle Member would have been entitled to sell under Section 9.3(b), for the price and on the terms such Pinnacle Member would have been entitled to sell such Units under Section 9.3.

(d)The Transferring Party may Transfer the Units specified in the Transfer Notice (less the number of Common Units which the Pinnacle Members have timely elected to sell in accordance with the terms hereof) at a price not more favorable, and on other terms not more favorable in any material respect, to the Transferee(s) thereof specified in the Transfer Notice during the 120-day period immediately following the Pinnacle Members’ Election Period, or any Transferring Party’s Units not Transferred within such 120-day period shall be subject to the provisions of this Section 9.3 upon subsequent Transfer.

Section 9.4Effect of Transfer.

(a)Termination of Rights. Any Member who shall Transfer any Units or other interest in the Company shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest; provided that, notwithstanding the foregoing, unless and until the Assignee is admitted as a Substituted Member in accordance with the provisions of Article X (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Unitholder with respect to such Units or other interest and (ii) the Board may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Unitholder who Transfers any Units or other interest in the Company from any liability of such Unitholder to the Company or the other Unitholders with respect to such Units or other interest that may exist on the Admission Date or that is otherwise specified in the Florida Act and incorporated into this Agreement or for any liability to the Company or any other Person or for any breaches of any representations, warranties or covenants by such Unitholder (in its capacity as such) contained herein or in the other agreements with the Company or any of its Subsidiaries or Affiliates.

(b)Assignee’s Rights. A Transfer of Units permitted hereunder shall be effective as of the date of assignment and compliance with the conditions to such Transfer and such Transfer shall be shown on the books and records of the Company. Net Profits, Net Losses and other items shall be allocated between the Transferor and the Assignee according to Section 706 of the Code. Distributions made before the effective date of such Transfer shall be paid to the Transferor, and Distributions made after such date shall be paid to the Assignee. Unless and until an Assignee becomes a Member pursuant to Article X hereof, the Assignee shall not be entitled to any of the rights or privileges granted to a Member hereunder or under applicable law, other than the rights and privileges specifically granted to Assignees pursuant to this Agreement; provided that, without relieving the Transferring Unitholder from any such limitations or obligations, such Assignee shall be bound by any limitations and obligations of a Unitholder contained herein by which a Member or other Unitholder would be bound on account of the ownership of Units by the Assignee (including the obligations set forth in Article IX).

(c)Transfer of Pinnacle Member’s Rights. Notwithstanding anything herein to the contrary, in no event shall (i) any Transferee of a Pinnacle Member (other than a Pinnacle Permitted Transferee that is also a Pinnacle Member or an Affiliate of a Pinnacle Member prior to such Transfer) have any rights under Section 5.3(b) (or any other provision hereof to the extent based solely on the rights arising under Section 5.3(b)) other than, if the Transferee is an insured depository institution or financial or bank holding company, those arising under Section 5.3(b)(xiv) or (xv) (“Approval Rights”) or (ii) any Transferee of a Pinnacle Member (other than a Pinnacle Permitted Transferee that is (A) also a Pinnacle Member or an Affiliate of a Pinnacle Member prior to such Transfer or (B) of the type described in clause (v) of the definition of Permitted Transferee) have any rights under Section 5.3(c) (or any other provision hereof to the extent solely based on the rights arising under Section 5.3(c)). For avoidance of doubt, Section 9.4(c)(i) shall apply to any Pinnacle Permitted Transferee of the type described in clause (v) of the definition of Permitted Transferee, but the Members acknowledge that any such Pinnacle Permitted Transferee of the type described in clause (v) of the definition of Permitted Transferee shall become a “Pinnacle Member” for all other purposes of this Agreement, including for purposes of exercising the rights of a Pinnacle Member under Section 5.2(a) of this Agreement, subject to the limitations set forth therein; provided that such Pinnacle Permitted Transferee shall not have any of the Approval Rights (as described above). However, the first sentence of this Section 9.4(c) shall not apply to any Prospective Transferee that acquires Units from a Pinnacle Member as a result of a Required Regulatory Divestiture and, so long as such Prospective Transferee or Prospective Transferees own as a result of such Required Regulatory Divestiture at least fifty percent (50%) of the Equity Securities owned by the Pinnacle Members as of March 1, 2016, such Prospective Transferee shall become a “Pinnacle Member” for all purposes of this Agreement including for purposes of exercising the rights of a Pinnacle Member under Section 5.2(a) hereof, subject to the limitations set forth therein.

(d)Deemed Agreement. Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company was subject to or by which such predecessor was bound.

Section 9.5Additional Restrictions on Transfer.

(a)Execution of Counterpart. Except in connection with an Approved Sale, each Transferee of Units or other interests in the Company shall, as a condition prior to such Transfer, execute and deliver to the Company a joinder or counterpart to this Agreement in form and substance acceptable to the Board pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(b)Notice. In connection with the Transfer of any Units, the holder of such Units will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer.

(c)Legal Opinion. No Transfer of Units or any other interest in the Company may be made unless in the opinion of counsel (which may include in-house counsel of any Financial Member), satisfactory in form and substance to the Board (which opinion requirement may be waived by the Board), such Transfer would not violate any U.S. federal securities laws or any state or provincial securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the interest to be Transferred, or cause the Company to be required to register as an “Investment Company” under the U.S. Investment Company Act of 1940, as amended. Such opinion of counsel shall be delivered in writing to the Company prior to the date of the Transfer.

Section 9.6Transfer Fees and Expenses. Except as expressly provided in Section 9.2, the Transferor and Transferee of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in connection with any Transfer or proposed Transfer, whether or not consummated.

Section 9.7Void Transfers. Any Transfer by any Unitholder of any Units or other interest in the Company in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party.

Section 9.8Regulatory Requirements and Restrictions; Sales to Transferees; Right of First Refusal.

(a)
(i) In the event that a Financial Member is prohibited, by a change or amendment to applicable law, rule or regulation (including changes to official interpretations of unchanged laws, rules or regulations and including changes to such Financial Member’s internal policies that directly result from such change or amendment to applicable law, rule or regulation) (collectively, a “Regulatory Requirement”), from holding all or any portion of the Units held by it, the other Members and the Company shall take such action as such Financial Member may request, in good faith and in consultation with such other Members and the Company, to be reasonably necessary or appropriate to permit such Financial Member to comply with such Regulatory Requirement. The reasonably incurred out of pocket costs of taking such action (but not including the cost of acquiring any of the Financial Member’s Units pursuant to the Company’s or any other Member’s exercise of its Right of First Refusal provided for in this Section 9.8), whether incurred by the Company, the Financial Member, the other Members or otherwise, shall be borne by such Financial Member.

(ii) In the event that either the reasonably necessary or appropriate action due to a Regulatory Requirement is determined to be a divestiture of Units by such Financial Member to a Person other than an Affiliate of such Financial Member (the “Required Regulatory Divestiture”), or upon any proposed sale of Units by a Pinnacle Member (A) to a Pinnacle Permitted Transferee or (B) after March 1, 2021 (for avoidance of doubt, each of clause (A) and (B) shall exclude a transaction described in clause (iv) or (v) of the definition of Permitted Transferee), then in all such cases the Company and the other Members shall have a right of first refusal on any such Transfer as provided for in Section 9.8(b). For purposes of this Section 9.8, any proposed sale by a Pinnacle Member to a Pinnacle Permitted Transferee, and any sale by a Pinnacle Member after March 1, 2021 (in each case, for avoidance of doubt, excluding a transaction described in clause (iv) or (v) of the definition of Permitted Transferee), shall be treated in the same manner as a Required Regulatory Divestiture, which shall give rise to rights of first refusal for the Company and the other Members as set forth below.

(iii) Notwithstanding anything herein to the contrary, in the event that the Company has a right of first refusal under this Section 9.8, the Company may exercise such right itself or, subject to any such Person executing a confidentiality agreement containing terms reasonably acceptable to the Financial Member, assign such right arising under this Section 9.8 in whole or in part to any Person, whether or not a Permitted Transferee, in which event such assignee may elect to purchase all or any portion (but in no event may the aggregate number of Units purchased by the Company, the Members and/or any assignee of the Company pursuant to this Section 9.8 be less than all of the Units proposed to be Transferred by the Financial Member) of the Units that such Financial Member proposes to Transfer as if such assignee were the Company hereunder.

(b)
(i)Each Financial Member hereby unconditionally and irrevocably grants to the Company a right of first refusal, but not an obligation (the “Right of First Refusal”), to purchase all or any portion of the Units that such Financial Member may propose to Transfer as a result of a Required Regulatory Divestiture (a “Required Regulatory Divestiture Transfer”), at the same price and on the same terms and conditions as those offered to a prospective purchaser or transferee of such Units (a “Prospective Transferee”).

(ii)Each Financial Member proposing to make a Required Regulatory Divestiture Transfer must deliver a written notice (a “Required Regulatory Divestiture Notice”) to the Company and each Member not later than forty-five (45) days prior to the consummation of such Required Regulatory Divestiture Transfer. Such Required Regulatory Divestiture Notice shall contain the material terms and conditions (including price and form of consideration) of the Required Regulatory Divestiture Transfer, the identity of the Prospective Transferee and the intended date of the Required Regulatory Divestiture Transfer and, subject to the Company executing a confidentiality agreement containing terms reasonably acceptable to the Financial Member, a copy of any definitive version of each letter of intent, term sheet, memorandum of understanding, or similar document, if any, with respect to the Required Regulatory Divestiture Transfer. To exercise its Right of First Refusal under this Section 9.8, the Company must deliver a written notice (a “Company Notice”) to the selling Financial Member within fifteen (15) days after delivery of the Required Regulatory Divestiture Transfer Notice.

(iii)Each Financial Member hereby unconditionally and irrevocably grants to the Members a secondary refusal right, but not an obligation (the “Secondary Refusal Right”), to purchase all or any portion of the Units that a Financial Member proposes to Transfer in a Required Regulatory Divestiture Transfer not purchased by the Company pursuant to the Right of First Refusal provided in Section 9.8(b)(i). If the Company does not intend to exercise its Right of First Refusal with respect to all of the Units subject to a Required Regulatory Divestiture Transfer, the Company must deliver a written notice (a “Secondary Notice”) to the selling Financial Member and to each Member to that effect no later than fifteen (15) days after the selling Financial Member delivers the Required Regulatory Divestiture Notice to the Company. To exercise its Secondary Refusal Right, a Member must deliver a written notice (the “Member Notice”) to the selling Financial Member and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(iv)If options to purchase have been exercised by the Company and the Members with respect to some but not all of the Units subject to a Required Regulatory Divestiture Transfer by the end of the ten (10) day period specified in the last sentence of Section 9.8(b)(iii) (the “Member Notice Period”), then the Company shall, immediately after the expiration of the Member Notice Period, send written notice (the “Company Undersubscription Notice”) to that effect to those Members who fully exercised their Secondary Refusal Right within the Member Notice Period (the “Exercising Members”). Each Exercising Member shall, subject to the provisions of this Section 9.8(b)(iv) have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Units proposed to be Transferred in a Required Regulatory Divestiture Transfer on the terms and conditions set forth in the Required Regulatory Divestiture Notice. To exercise such option, an Exercising Member must deliver a written notice (an “Undersubscription Notice” and together with the Company Undersubscription Notice, the “Undersubscription Notices”) to the selling Financial Member and the Company within ten (10) days after the expiration of the Member Notice Period. In the event there are two (2) or more such Exercising Members that choose to exercise the last-mentioned option for a total number of remaining Units in excess of the number available, the remaining Units available for purchase under this Section 9.8(b)(iv) shall be allocated to such Exercising Members pro rata based on the number of Units such Exercising Members have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any Units that any such Exercising Member has elected to purchase pursuant to its Undersubscription Notice). If the options to purchase the remaining Units proposed to be Transferred by the Financial Member pursuant to the Regulatory Required Regulatory Divestiture Transfer are exercised in full by the Exercising Members, the Company shall immediately notify all of the Exercising Members and the selling Financial Member of that fact.

(v)Notwithstanding the foregoing, if the total number of Units proposed to be Transferred by a Financial Member pursuant to a Required Regulatory Divestiture Transfer that the Company and the Members have agreed to purchase in the Company Notice, Member Notices and Undersubscription Notices is less than the total number of Units proposed to be Transferred by a Financial Member pursuant to a Required Regulatory Divestiture Transfer, then the Company and the Members shall be deemed to have forfeited any right to purchase such Units, and the selling Financial Member shall be free to sell all, but not less than all, of the Units proposed to be Transferred by the Financial Member pursuant to the Required Regulatory Divestiture Transfer to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable to the Prospective Transferee than) the terms and conditions set forth in the Required Regulatory Divestiture Transfer Notice, it being understood and agreed that (i) any future Required Regulatory Divestiture Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 9.8; and (ii) such sale shall be consummated within one hundred eighty (180) days after receipt of the Required Regulatory Divestiture Notice by the Company and, if such sale is not consummated within such one hundred eighty (180) day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(vi)If the consideration proposed to be paid for the Units proposed to be Transferred by a Financial Member pursuant to a Required Regulatory Divestiture Transfer is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board (including the Investor Managers) and as set forth in the Company Notice. If the Company or any Member cannot for any reason pay for the Units in the same form of non-cash consideration, the Company or such Member may pay the cash value equivalent thereof, as determined in good faith by the Board (including the Investor Managers) and as set forth in the Company Notice. The closing of the purchase of the Units by the Company and the Members shall take place, and all payments from the Company and the Members to the selling Financial Member shall have been delivered to the selling Financial Member, by the later of (i) the date specified in the Required Regulatory Divestiture Notice as the intended date of the Required Regulatory Divestiture Transfer; and (ii) forty-five (45) days after delivery of the Required Regulatory Divestiture Transfer Notice.

ARTICLE X

ADMISSION OF MEMBERS

Section10.1Substituted Members. In connection with any Transfer of Units by a Unitholder permitted under the terms of this Agreement, and the other agreements contemplated hereby and thereby, the Transferee shall become a Substituted Member on the later of (a) the effective date of such Transfer, and (b) the date on which the Board approves such Transferee as a Substituted Member (which shall not be later than the date the documents and instruments required to be delivered pursuant to Section 10.2 hereof shall have been delivered), and such admission shall be shown on the books and records of the Company.

Section10.2Additional Members. A Person may be admitted to the Company as an Additional Member only as contemplated under the terms of this Agreement and only upon furnishing to the Company (a) a counterpart or joinder to this Agreement, in form satisfactory to the Board, binding such Person to all the terms and conditions of this Agreement, including the power of attorney granted in Section 13.1, and (b) such other documents or instruments as may be deemed reasonably necessary or appropriate by the Board to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Board determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

ARTICLE XI
WITHDRAWAL AND RESIGNATION OF UNITHOLDERS

Section11.1Withdrawal and Resignation of Unitholders. No Unitholder shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company pursuant to Article XII, without the prior written consent of the Pinnacle Members.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section12.1.Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

(a)upon the written approval of the Members or all of the members of the Board; or

(b)a judicial dissolution of the Company pursuant to Section 18-802 of the Act.

No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Unitholder shall cause the dissolution of the Company.

Section12.2.Procedure for Winding Up and Dissolution. If the Company is dissolved, the Board shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Unitholders who are creditors, in satisfaction of the liabilities of the Company, and then to the Unitholders in accordance with Section 4.1(a).

Section12.3.Termination and Cancellation of Articles. On completion of the distribution of the Company’s assets as provided herein, the Company shall be terminated, and the Board (or such other Person or Persons as the Florida Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Florida, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.3.

ARTICLE XIII
GENERAL PROVISIONS

Section13.1.Power of Attorney. Each Unitholder hereby constitutes and appoints the Board and the liquidators, if any and as applicable, and their respective designees, with full power of substitution, as his, her or its true and lawful agent and attorney‑in‑fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (to the same extent such Person could take such action) (a) this Agreement, all certificates and other instruments and all amendments hereof or thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Florida and in all other jurisdictions in which the Company may conduct business or own property or as otherwise permitted herein; (b) all instruments, agreements, amendments or other documents which the Board deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents which the Board and/or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; (d) all instruments relating to the admission, withdrawal or substitution of any Unitholder pursuant to Article X or Article XI and (e) subject to any limitations contained therein all agreements, documents, certificates or further assurances which may be required pursuant to Section 9.2. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Unitholder and the Transfer of all or any portion of its Units and shall extend to such Unitholder’s heirs, successors, assigns and personal representatives.

Section13.2.Amendment and Waiver. Subject to the requirements of Section 5.3(b) of this Agreement, this Agreement may be amended, or any provision of this Agreement may be waived, by the Members owning in excess of 50% of the Units in writing, except that (a) no amendment or waiver to this Agreement shall be effective if such amendment would alter or change the powers, preferences, or special rights of one class of Units so as to materially adversely affect them and not similarly alter or change the powers, preferences or special rights of any other class of Units, without the approval of the holders of all of the Units of the class that is so materially and adversely affected, and (b) the Company may update the Unit Ownership Ledger from time to time without any action of the Board or any Unitholder to reflect any issuance, Transfer or other disposition of Units consummated in accordance with the terms hereof. No failure of any Person hereto to exercise any right or remedy given to such Person under this Agreement or otherwise available to such Person or to insist upon strict compliance by any other Person with its obligations hereunder, and no custom or practice in variance with the terms hereof, shall constitute a waiver of any Person’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section13.3.Public Announcements; Confidentiality. Except as may be required by law including in the case of the Pinnacle Members, the rules and regulations of the Securities and Exchange Commission, or as the Pinnacle Members shall determine is advisable or necessary in connection with its public filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, no Unitholder or Related Employee shall make any press release, public announcement or filing with respect to the Company or any of its Subsidiaries. In addition to the confidentiality provision set forth in Section 7.2(e), each Unitholder and Related Employee shall keep secret and retain in the strictest confidence, and shall not, without the prior written consent of the Board, disclose to any third party or use for the benefit of itself or any third party any confidential or proprietary information relating to the Company or any of its Subsidiaries, except (i) to the extent necessary for the fulfillment of his or her duties as an employee or independent contractor of the Company or any of its Subsidiaries, (ii) as required by applicable laws or regulations, (iii) in the case of the Pinnacle Members, in the ordinary course of their business consistent with past practices related to their business relationship with the Company, (iv) in the case of each Management Party and Related Employee of a Management Party, in connection with the ownership and participation in management and operation of the entities listed on Schedule 6.5(b) (provided that the applicable Management Party and Related Employee and the Company shall cooperate in good faith to document appropriate confidentiality and information sharing arrangements between the Company and such entities), (v) in response to requests from federal and state regulatory agencies, and (vi) to the extent necessary for the preparation of tax returns and financial statements.

Section13.4.Title to the Company Assets; No Right of Partition. The Company’s assets shall be deemed to be owned by the Company as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such assets or any portion thereof. No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company, or the right to own or use particular or individual assets of the Company.

Section13.5.Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. Each party hereto shall be responsible for any breach of or other action in conflict with this Agreement by any Affiliate, Related Employee or Family Group member of such party.

Section13.6.Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

Section13.7.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

Section13.8.Counterparts; Binding Agreement. This Agreement may be executed in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto, including each Person who from time to time becomes a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section13.9.Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section13.10.Applicable Law; Waiver of Jury Trial. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH OF THE PARTIES HERETO (INCLUDING EACH MEMBER) IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER.

Section13.11.Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) delivered by means of telecopy or electronic mail if transmitted before 5:00 p.m. Nashville, Tennessee time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board shall be deemed given if delivered to the applicable member of the Board at the last known address of such member.

Section13.12.Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement; provided that the Indemnified Persons and Financial Member Parties shall be express third party beneficiaries of Sections 6.4 and 6.5, as applicable, entitled to enforce such provisions directly (together with any other provision hereof necessary for such enforcement).

Section13.13.Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section13.14.Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties with respect to the subject matter herein and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section13.15.Delivery by Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (.pdf) or comparable electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section13.16.Survival. Section 4.3, Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.5 and Section 13.3 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the Company.

Section13.17.Certain Acknowledgments. Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Unitholder (including each Substituted Member and each Additional Member) shall be deemed to acknowledge to the Members as follows (a) the determination of such Person to acquire Units has been made by such Person independent of any other Person and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Unitholder or by any agent or employee of any other Unitholder, and (b) no other Unitholder has acted as an agent of such Person in connection with making its investment hereunder and that no other Unitholder shall be acting as an agent of such Unitholder in connection with monitoring its investment hereunder.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.
COMPANY:
BANKERS HEALTHCARE GROUP, LLC
By:/s/ Albert Crawford
Name: Albert Crawford
Title: Chief Executive Officer

MEMBERS:
PINNACLE BANK

By:/s/ Harold R. Carpenter
Name: Harold R. Carpenter
Title: Chief Financial Officer

PINNACLE FINANCIAL PARTNERS, INC.

By:/s/ Harold R. Carpenter
Name: Harold R. Carpenter
Title: Chief Financial Officer

BHG FOUNDERS, INC.

By:/s/ Albert Crawford
Name: Albert Crawford
Title: Chief Executive Officer

Schedule A
Unit Ownership Ledger

Name	Common Units
BHG Founders, Inc. 201 Solar Street Syracuse, NY 13204 Email: al@bhg-inc.co Facsimile: (315) 637-4686	382,500
Pinnacle Bank 150 Third Avenue South, Suite 900 Nashville, Tennessee 37201 Attention: Hugh M. Queener Email: Hugh.Queener@pnfp.com Facsimile: (615) 744-3844	303,375
Pinnacle Financial Partners, Inc. 150 Third Avenue South, Suite 900 Nashville, Tennessee 37201 Attention: Hugh M. Queener Email: Hugh.Queener@pnfp.com Facsimile: (615) 744-3844	64,125
Total	750,000

Management Parties:
BHG Founders, Inc.